Exhibit 2.2(a)

SECOND AMENDMENT TO THE SHAREHOLDERS AGREEMENT

This second amendment to the Shareholders Agreement (as defined below) (this “Second Amendment”) is made and entered into this 7th day of February, 2019, by and among trivago N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands with statutory seat in Amsterdam, The Netherlands (“Company”), Mr. Rolf Schrömgens, Mr. Peter Vinnemeier, Mr. Malte Siewert (Messrs. Schrömgens, Vinnemeier and Siewert, collectively the “Managing Shareholders”), Expedia Lodging Partner Services S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland with statutory seat in Geneva (“Non-Managing Shareholder”), Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA, with registered address in Tumwater, Washington, USA (“Guarantor”) and Expedia Group, Inc., a corporation incorporated under the laws of the State of Delaware, USA, with registered address in Dover, Delaware, USA (“Parent Guarantor”). The Company, the Managing Shareholders, the Non-Managing Shareholder, the Guarantor and the Parent Guarantor are referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Second Amendment will have the meanings given to such terms in the Shareholders Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Managing Shareholder, the Non-Managing Shareholder, the Guarantor, the Parent Guarantor and trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with statutory seat in Düsseldorf, Germany (“Former Operating Company”) are parties to that certain Amended and Restated Shareholders Agreement, dated as of December 15, 2016 (as the same may be further supplemented, modified or amended from time to time in accordance with the provisions thereof, the “Shareholders Agreement”). Following the entering into the Shareholders Agreement, the Former Operating Company has been merged with and into the Company. By such merger, the Company has become legal successor of the Former Operating Company.

WHEREAS, the Parties intend to amend the Shareholders Agreement in connection with a change of the Management Board and a change in the number of members to one of the Supervisory Board Committees.

NOW, THEREFORE, in accordance with Section 10.4 of the Shareholders Agreement, the Parties hereby agree as follows:

1.
Amendment to Section 2.1(b). The fourth sentence of Section 2.1(b) is hereby deleted and replaced by the following sentences: “Except as otherwise provided herein, the Management Board shall consist of three (3) to six (6) members. Within such range, the number of the Management Board members is determined by the Supervisory Board upon proposal by the CEO. No member of the Management Board shall be a resident or citizen of either United States or the Netherlands unless the Shareholders agree otherwise in writing (an individual serving on the Management Board a “Managing Director”). The majority of the members of the Management Board shall be German citizens and German residents unless the Shareholders agree otherwise in writing.”.

2.
Amendment to Section 2.1(b). The last sentence of Section 2.1(b) is hereby deleted and replaced with the following sentence: “Subject to Section 2.1(d) and Section 2.1(e), the Managing Directors that are Managing Shareholders shall serve a term of one (1) year, and other Managing Directors shall serve a term determined by the Supervisory Board of up to five (5) years.”.

3.	Amendment to Section 2.1(b) (ii). Section 2.1(b) (ii) is hereby amended in its first sentence by removing immediately before the word “term” the words “one (1) year”.

4.
Amendment to Section 2.2. The second sentence of Section 2.2 is hereby deleted and replaced by the following sentences: “The Company and the Investors agree that each of the Supervisory Board Committees shall consist of at least two (2) members, unless provided otherwise by applicable law or NASDAQ Listing Rules, as applicable to the Company from time to time. Members of each Supervisory Board Committee shall be appointed by the Supervisory Board, and each Supervisory Board Committee shall make proposals and recommendations by an absolute majority of the votes cast with the chairman holding the tie-breaking vote.”

5.	Certain Provisions. The provisions of Article 10 of the Shareholders Agreement shall apply to this Second Amendment as if restated herein, mutatis mutandis.
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Signed (notarized) on behalf of:

Mr. Rolf Schrömgens

Mr. Peter Vinnemeier

Mr. Malte Siewert

Expedia Lodging Partner Services S.à.r.l.

Expedia, Inc.

Expedia Group, Inc.

Trivago N.V.